Exhibit (h)(2)

ADMINISTRATIVE SERVICES AGREEMENT

THRIVENT CORE FUNDS

This Agreement is made as of the 2nd day of May, 2016 between Thrivent Asset Management, LLC (“TAM”), a Delaware limited liability company, as provider of administrative, accounting and pricing services, and Thrivent Core Funds (the “Trust”), a Delaware statutory trust.

WHEREAS, the Trust engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets (each, a “Fund”);

WHEREAS, the Trust offers shares in one initial Fund (additional Funds may be subsequently added to the Agreement according to the terms described herein);

WHEREAS, TAM is an investment adviser of mutual funds and has the experience and competence to provide administrative, accounting and pricing services (the “Services”) to the Fund; and

WHEREAS, the Trust desires to retain TAM to render the Services in the manner and on the terms and conditions set forth in this Agreement with respect to the Fund identified on Schedule A to this Agreement, as modified from time to time by the mutual consent of the parties, and TAM is willing to render such Services at a fair and reasonable price.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services. The Trust hereby engages TAM, and TAM accepts such engagement, to perform the Services for the Trust as described in more detail on Schedule B to this Agreement. “Services” means all Services necessary to conduct the business operations of the Trust the Fund, except those certain Services that are provided to the Trust and the Fund pursuant to the following contracts: Investment Advisory Agreement, Transfer Agency and Service Agreement, Distribution Agreement, and Custodian Contract. The Trust agrees that TAM shall have ready access to the Trust’s agents, books, records, financial information, management and resources at such times and for such periods as TAM reasonably deems necessary to perform the Services.

In the event that the Trust establishes one or more series of shares other than the Fund with respect to which the Trust desires to retain TAM to render the Services hereunder, the Trust shall so notify TAM in writing, indicating the fee to be payable with respect to the additional series of shares. If TAM is willing to render such services on the terms provided for herein, it shall so notify the Trust in writing, whereupon such series shall become a Fund hereunder.

2. Duties of TAM. TAM will provide Services to, or procure Services from Thrivent Financial for Lutherans (or one or more of its subsidiaries) or other vendors as appropriate for, the Trust and each of the Funds and, in so doing, will act in conformity with the Trust’s Declaration of Trust dated March 18, 2016, as amended from time to time (the “Declaration of Trust”) , the current registration statement of the Trust, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

3. Price. For receiving Services under this Agreement, whether such Services are provided by TAM, its affiliates or other vendors, the Trust will pay TAM an annual fee (the “Fee”) as set forth in Schedule A to this Agreement.

4. Use of the Services of Others. TAM may (at its cost except as contemplated by Paragraph 3 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Trust with such information or Services as it may deem necessary, appropriate or convenient for the discharge of its obligations under this Agreement or otherwise helpful to the Trust.

5. Services Not Exclusive. The Services provided by TAM under this Agreement are not to be deemed exclusive to the Trust, and TAM or an affiliated person of TAM shall be free to provide similar and other Services to others.

6. Books and Records. TAM agrees to provide reports and records reasonably necessary for the Board of Trustees of the Trust (the “Board of Trustees”) to determine the accuracy of any item of expense charged to the Trust by TAM pursuant to this agreement. TAM agrees (a) that all records that it maintains for the Trust are the property of the Trust and shall surrender promptly to the Trust any such records upon written request, and (b) to properly retain all records required to be maintained.

7. Audit, Inspection and Visitation. TAM shall make available during regular business hours all records and other data created and maintained pursuant to the provisions of this Agreement for the reasonable audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

8. Limitation of Liability.

(a) Neither TAM nor any of its officers, managers or employees, nor any person performing administrative or other functions for the Trust (at the direction or request of TAM), in connection with the discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties on behalf of the Trust or from reckless disregard by TAM or any such person of the duties of TAM under this Agreement.

(b) It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, agents or employees of the Trust personally but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them personally but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The obligations of any Fund hereunder shall be the exclusive obligation of that Fund, and TAM can only look to the assets of that Fund to satisfy any debt or obligation incurred by that Fund under this Agreement.

9. Duration and Termination.

(a) This Agreement shall become effective on the date hereof, provided that it has been approved on behalf of the Funds by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees.

(b) This Agreement shall continue in effect for one year from the above effective date unless sooner terminated as provided in this Agreement. Thereafter, this Agreement shall continue for successive periods of twelve months each, provided that such continuance is approved at least annually by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees.

(c) This Agreement may be terminated on behalf of the Trust or any Fund at any time, without the payment of any penalty, by vote of a majority of the Trust’s Trustees or by vote of a majority of the outstanding voting securities of the terminating Fund on sixty days written notice to TAM. TAM may terminate this Agreement without the payment of any penalty, on sixty days written notice to the Trust or any particular Fund. Termination of this Agreement with respect to a particular Fund shall not affect this Agreement’s continuation with respect to any non-terminating Fund or the Trust.

(d) This Agreement may only be amended or assigned either as it pertains generally to all of the Funds or as it pertains to a particular Fund by a written agreement by each party.

10. Amending this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought (unless otherwise noted). No material amendment of this Agreement shall be effective until approved by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees, or by a vote of a majority of the outstanding voting securities of the Trust.

11. Relations with Trust. Subject to and in accordance with the Declaration of Trust, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in TAM (or any successor thereof) as managers, officers, agents, shareholders or otherwise; that managers, officers, agents and shareholders of TAM (or any successors) are or may be interested in the Trust as Trustees, officers, agent, shareholders or otherwise; that TAM (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; and that the effect of any such adverse interests shall be governed by said Declaration of Trust.

12. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions of this Agreement or otherwise affect their construction or effect.

13. Interpretation. Nothing contained in this Agreement shall be deemed to require the Trust to take any action contract to its Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

14. Definitions. Any question or interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the U.S. courts or, in the absence of any controlling decision of any such court, by rules, regulation or orders of the Securities and Exchange Commission (the “SEC”) validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15. Enforceability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16. Choice of Law. This agreement shall be construed in accordance with the laws of the State of Delaware and any applicable federal law.

17. Entire Agreement. This Agreement together with the Schedules hereto constitutes the entire agreement between the Trust and TAM with respect to the subject matter hereof. There are not restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

18. Execution in Counterparts. This Agreement may be executed simultaneously in two or more identical counterparts, each of which, standing alone, shall be an original, but all of which shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their officers designated below as of the day and year first above written.

THRIVENT CORE FUNDS		THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ David S. Royal	By:	/s/ Russell W. Swansen
	David S. Royal, President		Russell W. Swansen, President

Schedule A

Fund	Fee
Thrivent Core Short-Term Reserve Fund	$90,000

Schedule B

Services to the Fund include, but are not necessarily limited to, the following:

1.	Administrative Services.

(a)	Preparation and filing of all material required by the SEC and state regulatory authorities such as registration statements, audited and unaudited financial statements, Form N-SAR filings and other similar documents.

(b)	Preparation and filing of federal and state tax returns;

(c)	Maintenance and retention of all Trust charter documents and the filing of all documents required to maintain the Trust’s status as a Delaware statutory trust;

(d)	Arrangement of, and preparation and dissemination of all materials for, meetings of the Board of Trustees and committees thereof; preparation and retention of all minutes and other records thereof; and preparation of other reports as requested by the Board of Trustees;

(e)	Internal auditing services;

(f)	In-house legal and regulatory compliance services;

(g)	Coordination and handling of accounting, legal and regulatory audits and examinations and preparation or management of the preparation of responses to all inquiries by regulatory agencies, the press and the general public concerning the business and affairs of the Trust and the Funds, including handling and resolution of any investigations, actions or proceedings initiated against the Trust by any regulatory authority and responses to subpoenas and tax levies;

(h)	Calculation of dividends and capital gains distributions for the Fund;

(i)	Preparation of the Fund’s performance calculations and responding to surveys conducted by third parties (e.g., Lipper, Morningstar, etc.) and reporting of the Fund’s performance and other portfolio information in response thereto;

(j)	Administration of the Trust’s Code of Ethics;

(k)	Administration of operating policies of the Trust and recommendations to the Trust’s officers and Board of Trustees of modifications to such policies to facilitate the protection of shareholders or the market competitiveness of the Trust and the Fund and, to the extent necessary, to comply with new legal or regulatory requirements;

(l)	Monitoring or arranging for the monitoring of legal, tax, regulatory and industry developments related to the business affairs of the Trust and communicating such developments to the Trust’s officers and Board of Trustees as they may reasonably request or as TAM believes appropriate;

(m)	Filing of claims, monitoring of class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims with respect to any Fund; and

(n)	Overseeing the Trust’s insurance relationships.

2.	Portfolio Accounting Services.

(a)	Maintain daily portfolio records for the Fund on a trade-date basis using security trade information obtained by appropriate personnel of TAM or communicated from a subadviser to the Fund;

(b)	On each business day, record the prices of the portfolio positions of the Fund as obtained from a source approved by the Board of Trustees;

(c)	Record interest and dividend accrual balances each business day on the portfolio securities of the Fund and calculate and record the Fund’s gross earnings on investments for that day;

(d)	Determine gains and losses on portfolio security sales on a daily basis for the Fund and identify such gains and loses as short-short, short or long-term. Account for periodic distributions of gain to shareholders of the Fund and maintain undistributed gain or loss balances as of each business day; and

(e)	Provide the Fund with portfolio-based reports on the foregoing on a periodic basis as mutually agreed upon between the Board of Trustees and TAM.

3.	Expense Accrual.

(a)	On each business day, calculate the amounts of expense accrual for the Fund according to the methodology, rate or dollar amount specified by the Board of Trustees;

(b)	Account for expenditures and maintain expense accrual balances for the Fund at a level of accounting detail specified by the Board of Trustees;

(c)	Conduct periodic expense accrual reviews for the Fund, comparing actual expenses to accrual amounts, as requested by the Board of Trustees; and

(d)	Issue periodic reports for the Fund detailing expense accruals and payments at the times requested by the Board of Trustees.

4.	Valuation and Financial Reporting Services.

(a)	Account for purchases, sales, exchanges, transfers, dividend reinvestments and other activity relating to the shares of the Fund as reported by Thrivent Financial Investor Services Inc., the transfer agent to the Fund (the “Transfer Agent”), on a daily basis;

(b)	Provide appropriate personnel of TAM and, where applicable, the subadviser a daily report of cash reserves available for short-term investing;

(c)	Record daily the net investment income (earnings) for the Fund. Account for periodic distributions of earnings to shareholders of the Fund and maintain undistributed net investment income balances as of each business day;

(d)	Maintain a general ledger for the Fund in the form specified by the Board of Trustees and produce a set of financial statements for the Fund as requested from time to time by the Board of Trustees;

(e)	On each business day of the Fund, determine the Fund’s NAV in accordance with the accounting policies and procedures described in the Fund’s current prospectus;

(f)	On each business day of the Fund, calculate the per share NAV, per share net earnings and other per share amounts reflective of the operations of the Fund on the basis of the number of shares outstanding as reported by the Transfer Agent;

(g)	Issue daily reports detailing such per share information of the Fund to such persons (e.g., Transfer Agent and Thrivent Distributors, LLC, as distributor of the Fund) as directed by the Board of Trustees; and

(h)	Issue to the Board of Trustees monthly reports that document the adequacy of the accounting detail necessary to support month-end ledger balances for the Fund.

5.	Tax Accounting Services.

(a)	Maintain tax accounting records for the investment portfolio of the Fund necessary to support Internal Revenue Service tax reporting requirements for regulated investment companies (RICs);

(b)	Maintain tax-lot detail for the investment portfolio of the Fund;

(c)	Calculate taxable gains and losses on sales of portfolio securities for the Fund using the tax-cost basis defined for the Fund;

(d)	Issue reports to the Transfer Agent, detailing the taxable components of income and capital gains distributions as necessary to assist the Transfer Agent in issuing reports to shareholders; and

(e)	Provide any other reports relating to tax matters for the Fund as reasonably requested from time to time by the Board of Trustees.